EXHIBIT 21.1

LIST OF SUBSIDIARIES

A)       ORIENTAL BANK - an insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

SUBSIDIARIES OF ORIENTAL BANK:

1.        Oriental International Bank Inc. – an international banking entity organized and existing under the laws of the Commonwealth of Puerto Rico.

2.        Oriental Mortgage Corporation - a corporation organized and existing under the laws of the Commonwealth of Puerto Rico.

B)       ORIENTAL FINANCIAL SERVICES CORP. - a registered securities broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C)       ORIENTAL INSURANCE, LLC – a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D)       ORIENTAL PENSION CONSULTANTS, INC –  a corporation organized and existing under the laws of the State of Florida that offers third party pension plan administration in the continental U.S., Puerto Rico and the Caribbean.

E)       ORIENTAL FINANCIAL (PR) STATUTORY TRUST II –  a special purpose statutory trust organized under the laws of the State of Connecticut.